Exhibit 99.1

QC Holdings, Inc. Earnings Increase 96% During Second Quarter

Board Declares Regular $0.05 Quarterly Dividend

OVERLAND PARK, Kan.--(BUSINESS WIRE)--August 4, 2009--QC Holdings, Inc. (NASDAQ: QCCO) reported growth of 95.7% in income from continuing operations for the second quarter compared to prior year’s second quarter. For the six months ended June 30, 2009, income from continuing operations improved 41.0% over the same prior year period.

“The second quarter was another good quarter for us,” said QC Chairman and Chief Executive Officer Don Early. “Our customers have adjusted to the struggling economy by borrowing less and taking care of outstanding debts. In such a cycle, key factors to success include superior customer service, disciplined cost management and efficient operations.

“Throughout the first half of 2009, we have focused on these key factors, which have fueled the strong performance to date,” Early said. “With this sound foundation, we will be prepared to seize the opportunities that arise when the economy begins to improve and our customers adjust their approach to credit.”

Highlights for the second quarter included:

  Income from continuing operations of $4.5 million, or $0.25 per diluted share, compared to $2.3 million, or $0.13 per diluted share, in second quarter 2008;
  Revenues of $52.0 million compared to $52.3 million in second quarter 2008;

  A loss ratio of 22.6% for the current quarter, down from 26.9% in last year’s second quarter; and
  Adjusted EBITDA, which is income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition, of $10.5 million, a 32.9% improvement over prior year’s second quarter.

Highlights for the six months ended June 30, 2009, included:

  Income from continuing operations of $11.0 million, or $0.61 per diluted share, compared to $7.8 million, or $0.42 per diluted share, in the same 2008 period;
  A 2.0% increase in revenues to $107.1 million compared to $105.0 million in the same 2008 period;
  A 7.9% improvement in gross profit over prior year’s six month period; and
  Adjusted EBITDA of $24.9 million versus $20.9 million during the first six months of 2008.

The three months and six months ended June 30, 2009 and 2008, include discontinued operations relating to branches that were closed during each period, partly due to changes in payday loan laws that effectively preclude the product as offered.

For the three months and six months ended June 30, 2009 and 2008, schedules reconciling adjustments to net income pursuant to generally accepted accounting principles (GAAP), and adjusted EBITDA to income from continuing operations, are provided below. The results for the three months and six months ended June 30, 2008, include ballot referendum expenditures in Arizona and Ohio of approximately $609,000 and $826,000, respectively, that were not deductible for income tax purposes. QC believes that it is useful to management and investors to analyze results after adjusting for these items to provide a more comparable basis for evaluating QC’s operating results and financial performance over time. See the reconciliation tables for additional information.

** Second Quarter **

Revenues decreased slightly quarter-to-quarter, primarily due to reduced payday loan volumes, substantially offset by higher automotive loan volumes (due to an increase in the number of locations). QC originated approximately $277.9 million of payday loans during second quarter 2009, a 10.1% decrease from the $309.2 million during second quarter 2008. This decline is partially attributable to reduced payday volume in Virginia, where the company introduced an open-end credit product in late 2008. During late second quarter 2009, the company re-introduced the payday loan product in Virginia and discontinued the open-end product offering. Installment and automotive loan volumes totaled $10.2 million for second quarter 2009 versus $8.4 million in prior year’s second quarter.

Revenues for comparable branches (those branches that were open for the 15 months since March 31, 2008) decreased 5.5%, or $2.8 million, to $48.3 million during the three months ended June 30, 2009. This decrease reflects reduced customer demand across most states.

Branch operating costs, exclusive of loan losses, decreased to $22.8 million during the three months ended June 30, 2009, compared to $23.1 million in the same 2008 quarter. The decrease was attributable to a reduction in overtime compensation and occupancy costs, partially offset by higher cost of sales associated with the company’s automotive sales locations.

During the three months ended June 30, 2009, the company reported a $2.4 million reduction in loan losses to $11.7 million compared to $14.1 million in the same 2008 period. The loss ratio for the current quarter totaled 22.6% compared to 26.9% in second quarter 2008. Fewer returned items and a better collection rate on those returns produced the improvement period-to-period. This improvement was partially offset by a higher allowance associated with the company’s open-end credit product in Virginia and the developing automotive sales and finance business. The loss ratio at comparable branches declined to 23.0% during second quarter 2009 compared to 28.2% in prior year’s second quarter.

QC’s branch gross profit in second quarter 2009 was $17.5 million, a 15.9% increase over prior year’s quarter. Gross profit for comparable branches during second quarter 2009 increased $1.8 million to $17.4 million, with the improvement resulting from stronger results in the majority of states. Aggregate results from newer branches, the automotive sales locations and closed branches were essentially breakeven during the quarter.

Regional and corporate expenses declined to $8.6 million during the three months ended June 30, 2009 from $9.4 million in second quarter 2008 ($8.8 million, exclusive of ballot referendum costs in 2008). This decline resulted from cost management efforts throughout the organization.

Net interest expense decreased to $811,000 in the current quarter compared to $1.0 million in second quarter 2008 as a result of lower average debt balances and reduced interest rates.

“We expect to continue to focus on the details in our core lending operations,” noted QC President and Chief Operating Officer Darrin Andersen. “Our objective is to maximize profitability at each of our branches. Each branch will work to that objective, whether it is achieved through revenue growth, reduced loan losses, lower operating costs, or some combination of these.

“Our five automotive sales locations continue to improve. With the recent addition of a service center to the mix, we are positioned to streamline our acquisition-to-lot process, which will enable our customer service sales force to focus on matching customers with the right automobile.”

** Six Months Ended June 30 **

The company’s revenues grew $2.1 million, or 2.0%, to $107.1 million during the six months ended June 30, 2009, versus 2008 as a result of an increase in automobile loan sales, partially offset by reduced payday loan volume.

Revenues for comparable branches (those branches that were open for the 18 months since December 31, 2007) decreased 4.2% to $97.9 million during the six months ended June 30, 2009 for the same reasons as noted in the quarterly discussion.

Branch operating costs, exclusive of loan losses, increased 2.6% to $47.3 million, primarily as a result of higher cost of sales for automobile purchases, partially offset by reduced salaries and benefits as noted in the quarterly discussion. Comparable branches averaged approximately $12,500 per month in operating expenses during 2009 compared to $13,100 per month in prior year.

During the six months ended June 30, 2009, the company reported loan losses of $20.4 million compared to $22.5 million for the same period in 2008. The company’s loss ratio improved to 19.0% during the six months ended June 30, 2009, (versus 21.4% in the same 2008 period) for the same reasons noted in the quarterly discussion. The company sold approximately $552,000 of older debt during the first half of 2009 compared to $243,000 in last year’s first half.

Branch gross profit increased 7.9% to $39.4 million in 2009 from $36.5 million. Gross profit for comparable branches during 2009 increased by 4.6% to $38.4 million. This increase reflects improvements in most states, partially offset by reduced gross profit in Virginia as the company transitioned to the open-end credit product, and then back to the payday product.

Exclusive of the 2008 referendum expenditures, regional and corporate expenses decreased approximately $1.0 million to $18.0 million during the six months ended June 30, 2009. This decline reflects reduced governmental affairs and public education expenditures period-to-period.

Net interest expense declined approximately $350,000 during the first half of 2009 compared to the first half of 2008 due to lower average debt balances and interest rates throughout 2009.

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable September 1, 2009, to stockholders of record as of August 18, 2009.

-BUSINESS OUTLOOK -

“As we look to the second half of 2009, we do not see dramatic changes in the economic landscape that will alter the trends we have seen over the last few quarters with respect to revenues and loan losses,” Early said. “We continue to emphasize to our field management and employees the importance of focusing on our core competencies – making short-term loans, providing superior customer service and collecting in a professional, friendly manner.

“On a daily basis, there are new and different reports as to developments in consumer credit. Our company is actively involved in monitoring, evaluating, managing, discussing and supporting the various components of this dynamic and complex issue. We believe that consumers benefit from having access to a variety of competitive credit sources, including the products we offer. And when given the choice, customers have overwhelmingly demonstrated their desire for our products based on a reasoned consideration of available alternatives.

“With an efficient branch network focused on maximizing profit, a strong and flexible balance sheet, and a proven history of success in all types of economic cycles, we are well-positioned to manage the various opportunities and challenges that are sure to arise.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States, operating 557 branches in 24 states at June 30, 2009. With more than 25 years of operating experience in the retail consumer finance industry, the company entered the short-term loan market in 1992 and, since 1998, has grown from 48 branches to 557 branches through a combination of de novo branches and acquisitions. During fiscal 2008, the company advanced nearly $1.4 billion to customers and reported total revenues of $227.7 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of growth in, or closures of, branches, (4) risks associated with the leverage of the company, (5) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (6) changes in our key management personnel, and (7) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2009	2008	2009
Revenues
Payday loan fees	$43,112	$38,474	$85,600	$77,749
Other	9,182	13,541	19,426	29,323
Total revenues	52,294	52,015	105,026	107,072
Branch expenses
Salaries and benefits	11,820	11,321	23,326	22,981
Provision for losses	14,084	11,746	22,458	20,353
Occupancy	6,470	6,030	12,754	12,273
Depreciation and amortization	1,077	1,035	2,162	2,066
Other	3,741	4,420	7,820	9,953
Total branch expenses	37,192	34,552	68,520	67,626
Branch gross profit	15,102	17,463	36,506	39,446

Regional expenses	3,309	3,382	6,752	6,846
Corporate expenses	6,126	5,225	13,031	11,176
Depreciation and amortization	688	827	1,364	1,560
Interest expense, net	1,010	811	2,208	1,858
Other expense, net	241	18	319	153
Income from continuing operations before income taxes	3,728	7,200	12,832	17,853
Provision for income taxes	1,433	2,726	5,012	6,886
Income from continuing operations	2,295	4,474	7,820	10,967
Loss from discontinued operations, net of income tax	(800)	(217)	(931)	(953)
Net income	$1,495	$4,257	$6,889	$10,014

Earnings (loss) per share:
Basic
Continuing operations	$0.13	$0.25	$0.42	$0.61
Discontinued operations	(0.05)	(0.01)	(0.05)	(0.05)
Net income	$0.08	$0.24	$0.37	$0.56

Diluted
Continuing operations	$0.13	$0.25	$0.42	$0.61
Discontinued operations	(0.05)	(0.01)	(0.05)	(0.05)
Net income	$0.08	$0.24	$0.37	$0.56

Weighted average number of common shares outstanding:
Basic	17,739	17,459	18,232	17,465
Diluted	17,939	17,634	18,406	17,581

Non-GAAP Reconciliations Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the three months ended
June 30, 2008, the company believes that excluding the 2008 referendum expenditures is useful to management and investors because it provides a more comparable basis for evaluating the company’s operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Three Months Ended June 30, 2008			Three Months Ended June 30, 2009

	GAAP	Non-GAAP Adjustments (a)	Adjusted	GAAP	Non-GAAP Adjustments (b)	Adjusted
Revenues
Payday loan fees	$43,112	$-	$43,112	$38,474	$-	$38,474
Other	9,182	-	9,182	13,541	-	13,541
Total revenues	52,294	-	52,294	52,015	-	52,015
Branch expenses
Salaries and benefits	11,820	-	11,820	11,321	-	11,321
Provision for losses	14,084	-	14,084	11,746	-	11,746
Occupancy	6,470	-	6,470	6,030	-	6,030
Depreciation and amortization	1,077	-	1,077	1,035	-	1,035
Other	3,741	-	3,741	4,420	-	4,420
Total branch expenses	37,192	-	37,192	34,552	-	34,552
Branch gross profit	15,102	-	15,102	17,463	-	17,463

Regional expenses	3,309	-	3,309	3,383	-	3,383
Corporate expenses	6,126	(609)	5,517	5,225	-	5,225
Depreciation and amortization	689	-	689	827	-	827
Interest expense, net	1,009	-	1,009	810	-	810
Other expense, net	241	-	241	18	-	18
Income from continuing operations before income taxes	3,728	609	4,337	7,200	-	7,200
Provision for income taxes	1,433	-	1,433	2,726	-	2,726
Income from continuing operations	2,295	609	2,904	4,474	-	4,474
Discontinued operations	(800)	-	(800)	(217)	-	(217)
Net income	$1,495	$609	$2,104	$4,257	$-	$4,257

Earnings (loss) per share:
Basic: Continuing operations	$0.13	$0.03	$0.16	$0.25	$-	$0.25
Discontinued operations	(0.05)	-	(0.05)	(0.01)	-	(0.01)
Net income	$0.08	$0.03	$0.11	$0.24	$-	$0.24

Diluted: Continuing operations	$0.13	$0.03	$0.16	$0.25	$-	$0.25
Discontinued operations	(0.05)	-	(0.05)	(0.01)	-	(0.01)
Net income	$0.08	$0.03	$0.11	$0.24	$-	$0.24

(a) These adjustments reflect the non-tax deductible 2008 referendum expenditures during the second quarter.
(b) There were no adjustments for the three months ended June 30, 2009.

Non-GAAP Reconciliations Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the six months ended
June 30, 2008, the company believes that excluding the 2008 referendum expenditures is useful to management and investors because it provides a more comparable basis for evaluating the company’s operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Six Months Ended June 30, 2008			Six Months Ended June 30, 2009

	GAAP	Non-GAAP Adjustments (a)	Adjusted	GAAP	Non-GAAP Adjustments (b)	Adjusted
Revenues
Payday loan fees	$85,600	$-	$85,600	$77,749	$-	$77,749
Other	19,426	-	19,426	29,323	-	29,323
Total revenues	105,026	-	105,026	107,072	-	107,072
Branch expenses
Salaries and benefits	23,326	-	23,326	22,981	-	22,981
Provision for losses	22,458	-	22,458	20,353	-	20,353
Occupancy	12,754	-	12,754	12,273	-	12,273
Depreciation and amortization	2,162	-	2,162	2,066	-	2,066
Other	7,820	-	7,820	9,953	-	9,953
Total branch expenses	68,520	-	68,520	67,626	-	67,626
Branch gross profit	36,506	-	36,506	39,446	-	39,446

Regional expenses	6,752	-	6,752	6,846	-	6,846
Corporate expenses	13,031	(826)	12,205	11,176	-	11,176
Depreciation and amortization	1,364	-	1,364	1,560	-	1,560
Interest expense, net	2,208	-	2,208	1,858	-	1,858
Other expense, net	319	-	319	153	-	153
Income from continuing operations before income taxes	12,832	826	13,658	17,853	-	17,853
Provision for income taxes	5,012	-	5,012	6,886	-	6,886
Income from continuing operations	7,820	826	8,646	10,967	-	10,967
Discontinued operations	(931)	-	(931)	(953)	-	(953)
Net income	$6,889	$826	$7,715	$10,014	$-	$10,014

Earnings (loss) per share:
Basic: Continuing operations	$0.42	$0.05	$0.47	$0.61	$-	$0.61
Discontinued operations	(0.05)	-	(0.05)	(0.05)	-	(0.05)
Net income	$0.37	$0.05	$0.42	$0.56	$-	$0.56

Diluted: Continuing operations	$0.42	$0.04	$0.46	$0.61	$-	$0.61
Discontinued operations	(0.05)	-	(0.05)	(0.05)	-	(0.05)
Net income	$0.37	$0.04	$0.41	$0.56	$-	$0.56

(a) These adjustments reflect the non-tax deductible 2008 referendum expenditures during the six months ended June 30, 2008.
(b) There were no adjustments for the six months ended June 30, 2009.

Non-GAAP Reconciliations Adjusted EBITDA (in thousands) (Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted
EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2009	2008	2009

Income from continuing operations	$2,295	$4,474	$7,820	$10,967
Provision for income taxes	1,433	2,726	5,012	6,886
Depreciation and amortization	1,765	1,862	3,526	3,626
Interest expense	1,017	814	2,239	1,866
Non-cash losses on property dispositions	241	18	319	153
Stock option and restricted stock expense	508	638	1,189	1,445
Ballot referendum initiative expenditures (a)	609		826
Adjusted EBITDA	$7,868	$10,532	$20,931	$24,943

(a) To provide a more comparable basis for evaluation, for the three months and six months ended June 30,
2008, the adjusted EBITDA computation excludes the 2008 referendum expenditures, as discussed in detail in the footnotes to the Non-GAAP Reconciliations on the previous pages.

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2008	June 30, 2009
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$17,314	$13,481
Loans receivable, less allowance for losses of $6,648 at December 31, 2008, and $9,470 at June 30, 2009	73,711	69,637
Prepaid expenses and other current assets	6,485	9,179
Total current assets	97,510	92,297
Property and equipment, net	23,664	20,751
Goodwill	16,144	16,491
Other assets, net	5,724	6,277
Total assets	$143,042	$135,816

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$298	$323
Accrued expenses and other liabilities	12,275	10,674
Deferred revenue	4,802	4,004
Income taxes payable	1,112	1,106
Debt due within one year	33,143	22,500
Total current liabilities	51,630	38,607

Non-current liabilities	4,386	4,501

Long-term debt	37,607	34,607
Total liabilities	93,623	77,715

Commitments and contingencies
Stockholders’ equity	49,419	58,101
Total liabilities and stockholders’ equity	$143,042	$135,816

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
	Unaudited		Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	597	563	596	585
De novo branches opened	4		6	1
Acquired branches			1
Branches closed	(4)	(6)	(6)	(29)
Number of branches, end of period	597	557	597	557

Short-term Lending Comparable Branch Data:
Total number of comparable branches	548	548	544	544
Comparable branch revenue	$51,144	$48,346	$102,234	$97,870
Percentage change		(5.5%)		(4.2%)
Comparable branch net revenues	$36,738	$37,248	$79,452	$79,124
Percentage change		1.3%		(0.5%)

Operating Data – Short-term Loans:
Loan volume	$309,170	$277,913	$605,449	$551,050
Average loan (principal plus fee)	369.13	367.67	369.77	368.53
Average fee	53.37	53.34	53.51	53.32

Operating Data – Installment Loans:
Loan volume	$7,997	$7,665	$13,677	$14,056
Average loan (principal)	528.91	497.72	524.87	500.83
Average term (days)	190	184	189	190

Operating Data – Automotive Loans:
Loan volume	$439	$2,545	$811	$6,387
Average loan (principal)	7,706	8,628	7,798	8,725
Average term (months)	33	30	33	31
Locations, end of period	2	5	2	5

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
	Unaudited		Unaudited
Other Revenues:
Installment loan interest and fees	$4,285	$4,221	$8,890	$8,698
Automotive sales and interest	578	3,247	1,179	7,626
Open-end credit fees		1,760		3,429
Credit services fees	1,414	1,490	2,817	3,083
Other	2,905	2,823	6,540	6,487
Total	$9,182	$13,541	$19,426	$29,323

Loss Data:
Provision for losses, continuing operations:
Charged-off to expense	$23,377	$19,188	$46,410	$39,861
Recoveries	(10,652)	(9,172)	(23,620)	(22,044)
Adjustment to provision for losses based on evaluation of outstanding receivables	1,359	1,730	(332)	2,536
Total provision for losses	$14,084	$11,746	$22,458	$20,353

Provision for losses as a percentage of revenues	26.9%	22.6%	21.4%	19.0%
Provision for losses as a percentage of loan volume (all products)	4.2%	3.9%	3.5%	3.4%

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications